UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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IRON MOUNTAIN INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IRON MOUNTAIN INCORPORATED

745 Atlantic Avenue
Boston, Massachusetts 02111

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2007

To the Stockholders of
IRON MOUNTAIN INCORPORATED:

Iron Mountain Incorporated will hold its 2007 Annual Meeting of Stockholders at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, on May 24, 2007 at 10:00 a.m. local time for the following purposes:

1.                To elect the directors of Iron Mountain Incorporated for a one-year term or until their successors are elected and qualified;

2.                To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

3.                To transact such other business as may properly come before the Annual Meeting.

Attached to this notice is a Proxy Statement relating to the proposals to be considered at the Annual Meeting. The Board of Directors has fixed the close of business on April 12, 2007 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

Your vote is important regardless of the number of shares you own. The Company requests that you complete, sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope, even if you now plan to attend the Annual Meeting. You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Annual Meeting and voting in person.

All stockholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,
GARRY B. WATZKE, Secretary

Boston, Massachusetts
April 30, 2007

IRON MOUNTAIN INCORPORATED

745 ATLANTIC AVENUE
BOSTON, MASSACHUSETTS 02111

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 24, 2007

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, or the Board, of Iron Mountain Incorporated, or Iron Mountain or the Company, for use at the Annual Meeting of Stockholders to be held on May 24, 2007, or the Annual Meeting, or at any adjournment or postponement thereof.

The Company’s Annual Report to Stockholders for the year ended December 31, 2006 is being mailed to stockholders with the mailing of this proxy statement on or about April 30, 2007.

Iron Mountain will bear all costs of solicitation of proxies. Brokers, banks, custodians and other fiduciaries will be requested to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials. Solicitation of proxies by mail may be supplemented by telephone, telecopier or personal solicitation by directors, officers or other regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies).

Revocability of Proxies

Any stockholder giving a proxy in the enclosed form has the power to revoke it at any time before it is exercised. You may revoke your proxy by delivering to the Secretary of the Company at the address given above a written notice of revocation or another duly executed proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Record Date, Voting and Share Ownership

Iron Mountain’s common stock, $0.01 par value per share, or the Common Stock, is the only class of voting securities outstanding and entitled to vote at the Annual Meeting. As of the close of business on April 12, 2007, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, 199,528,718 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter.

The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the Annual Meeting will constitute a quorum. Shares represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. A “broker non-vote” occurs on an item when a broker identified as the record holder of shares is not permitted by the rules of the New York Stock Exchange, or NYSE, to vote on that item without instruction from the beneficial owner of the shares and no instruction has been received. Because the matters to be voted on at the Annual Meeting are considered “routine” matters under the NYSE’s rules, brokers may vote on such matters even in the absence of instruction. We therefore do not anticipate any broker non-votes in connection with the Annual Meeting. Shares voted by a broker on any issue other than a procedural motion will be considered present for all quorum purposes, even if the shares are not voted on every matter.

A proxy in the enclosed form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Where a choice is not so specified, the shares represented by the proxy will be counted:

•       “For” the election of the nominees for director listed herein; and

•       “For” the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

Abstentions or withheld votes and broker non-votes (if any) will not be counted as votes cast and, therefore, will not affect any of the matters being submitted to the stockholders at the Annual Meeting.

Our website address is included several times in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

ITEM 1

ELECTION OF DIRECTORS

The Board currently consists of eight directors. Each director serves for a one-year term, and their terms will expire at the Annual Meeting. The term of Laurie A. Tucker, who joined the Board in March 2007, will likewise expire at the Annual Meeting. The number of directors to be elected at the Annual Meeting is seven, due to John F Kenny, Jr.’s decision not to stand for re-election, as described below. At the Annual Meeting, all directors are to be elected for one-year terms to serve until the Company’s 2008 Annual Meeting of Stockholders, or until their successors are elected and qualified. The Board has selected as nominees the following individuals, all of whom are current directors of the Company: Clarke H. Bailey, Constantin R. Boden, Kent P. Dauten, Arthur D. Little, C. Richard Reese, Vincent J. Ryan and Laurie A. Tucker. Each has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve.

John F. Kenny, Jr. has served as a member of the Board of Directors since March 2000. Mr. Kenny, in connection with his decision to resign as Chief Financial Officer and assume responsibilities as Executive Vice President, Corporate Development, has informed the Company that he will not continue to serve on the Board, so his directorship will expire on May 24, 2007. No new director is currently being nominated to take Mr. Kenny’s place, and the size of the Board will be reduced from eight to seven members.

The Company’s officers were last elected as a group on May 25, 2006. At a meeting to be held immediately following the Annual Meeting, the Board currently intends to elect officers of the Company. All executive officers hold office at the discretion of the Board until the first meeting of the Board following the next annual meeting of stockholders or until they sooner die, resign or are removed. Except for T. Anthony Ryan, the Company’s Senior Vice President, Real Estate, and Vincent J. Ryan, a director, who are brothers, there are no family relationships between or among any of the Company’s officers or directors.

Required Vote

The affirmative vote of holders of a plurality of the votes properly cast at the Annual Meeting is required to elect each director. For purposes of determining which nominees receive a plurality, only those cast “For” are included, and any withheld votes or broker non-votes will not count in making that determination.

The Board recommends that you vote FOR the election of each of the nominees listed below to serve as directors of Iron Mountain until the 2008 Annual Meeting of Stockholders, or until their successors are elected and qualified.

Set forth below is the name and age of each director nominated to serve an additional term, his or her principal occupation and business experience during the past five years and the names of certain other companies of which he or she served as a director, as of April 12, 2007.

Nominee	Principal Occupations and Business Experience During the Past Five Years
Clarke H. Bailey Age 52

Mr. Bailey has been one of our directors since January 1998. Since 1990, Mr. Bailey has served as a director of Glenayre Technologies, Inc., a publicly held company engaged in the manufacture and distribution of CDs and DVDs, and has served as its Chairman since June 1999 and its Chief Executive Officer from November 2003 to November 2006. Mr. Bailey is also a director of ACT Teleconferencing Services, Inc. He holds a Master of Business Administration degree from The Wharton School, University of Pennsylvania.

Constantin R. Boden Age 70

Mr. Boden has been one of our directors since December 1990. Since January 1995, Mr. Boden has been the principal of Boden Partners LLC. He holds a Master of Business Administration degree from Harvard Business School.

Kent P. Dauten Age 51

Mr. Dauten has been one of our directors since November 1997. He also serves as Managing Director of Keystone Capital, Inc., a private management and investment advisory services firm, a position he has held since founding the firm in February 1994. Mr. Dauten currently serves as a director of Health Management Associates, Inc., a hospital management firm. Mr. Dauten holds a Master of Business Administration degree from Harvard Business School.

Arthur D. Little Age 63

Mr. Little has been one of our directors since November 1995. Mr. Little is a director and the President of A & J Acquisition Company, Inc., which he founded in 1996. Mr. Little has also been the President and a director of L Squared, Inc. since 2005. He holds a Bachelor of Arts degree in history from Stanford University.

C. Richard Reese Age 61

Mr. Reese has been one of our directors since 1990. Mr. Reese is Chairman of the Board, a position he has held since November 1995, and the Chief Executive Officer of the Company, a position he has held since 1981. Mr. Reese is a member of the investment committee of Schooner Capital, LLC, or Schooner, a stockholder in the Company. He is also a director of Bird Dog Solutions, Inc. and Continental Fire & Safety, LLC. He holds both Bachelor and Master of Science degrees in engineering from Clemson University and a Master of Business Administration degree from Harvard Business School.

Vincent J. Ryan Age 71

Mr. Ryan has been one of our directors since prior to 1990. Mr. Ryan is the founder of Schooner and its predecessor, Schooner Capital Corporation. Mr. Ryan has served as the Chairman and Chief Executive Officer of Schooner since 1971, and as its President from 1971 to 1985 and from 1996 to 1999. Prior to November 1995, Mr. Ryan served as Chairman of the Company’s Board.

Laurie A. Tucker Age 50

Ms. Tucker joined our Board of Directors in March 2007. Ms. Tucker has been employed by FedEx Corporation, or FedEx, since 1978, where she currently holds the position of Senior Vice President, Corporate Marketing. Ms. Tucker is on the Board of Visitors of the University of Memphis, which is where she earned both a Bachelor of Arts degree and a Master of Business Administration degree. She is also the FedEx co-chair for the March of Dimes and has been a United Way Alexis de Tocqueville Society member since 1998.

Set forth below is the name and age of each executive officer who is not nominated to be a director of the Company, his principal occupation and business experience during the past five years and the names of certain other companies of which he served as a director, as of April 12, 2007.

Name	Principal Occupations and Business Experience During the Past Five Years
Robert T. Brennan Age 46

Mr. Brennan assumed the role of President and Chief Operating Officer of Iron Mountain in November 2005; he had served as President of Iron Mountain’s North American businesses since joining Iron Mountain in November 2004. Mr. Brennan joined Iron Mountain through the acquisition of Connected Corporation, where he served as Chief Executive Officer since 2000. He holds a Bachelor of Science degree in psychology from Manhattan College.

John J. Connors Age 51

Mr. Connors was appointed President, Americas in January 2007; he had served as Executive Vice President, Sales and Marketing since February 2005. From 1999 to 2005, Mr. Connors served as Chief Executive Officer of Intrinsiq Research, a privately held company in the field of chemotherapy management software and information for the cancer care market.

Marc A. Duale Age 55

Mr. Duale was appointed President of Iron Mountain Europe in May 2006. Prior to joining the Company, Mr. Duale served as Managing Director for Reuters Asia since 2002. From 1999 to 2002, Mr. Duale served as Chief Operating Officer for DHL Asia. Mr. Duale holds a Master of Business Administration degree from Harvard Business School and a Master of Science degree in ocean engineering from the Massachusetts Institute of Technology. He also holds a Bachelor of Science degree and a Master of Science degree from Ecole Nationale des Techniques Avancees.

Harold E. Ebbighausen Age 52

Mr. Ebbighausen assumed the role of Group President of North American Operations in December 2006. From December 2004 to December 2006 he served as Group President, North American Service Delivery. From 1998 through 2004, he served as the President of Iron Mountain Off-Site Data Protection, a division of Iron Mountain Information Management, Inc.

John F. Kenny, Jr. Age 49

Mr. Kenny assumed the role of Executive Vice President, Corporate Development on April 23, 2007. Mr. Kenny has also been one of our directors since March 2000, although he has decided not to seek another term. From May 1997 to April 23, 2007, Mr. Kenny served as our Executive Vice President and Chief Financial Officer. He holds a Master of Business Administration degree from Harvard Business School.

Brian P. McKeon Age 45

Mr. McKeon assumed the role of Chief Financial Officer on April 23, 2007. Prior to joining the Company, Mr. McKeon served as Executive Vice President, Finance and Administration and Chief Financial Officer of The Timberland Company since 2000. Mr. McKeon holds a Bachelor of Science degree in accounting from the University of Connecticut and a Master of Business Administration degree from Harvard Business School.

Board of Directors and Committees

Independence.   Our Board is comprised of a majority of directors who qualify as independent directors pursuant to the corporate governance standards for companies listed on the NYSE. In determining independence pursuant to NYSE standards, each year the Board affirmatively determines whether directors have a direct or indirect material relationship with the Company, including its subsidiaries, that may interfere with their ability to exercise their independence from the Company. When assessing the materiality of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board has determined that the following directors qualify as independent under NYSE rules:  Messrs. Bailey, Boden, Dauten and Little and Ms. Tucker. Our Board has concluded that none of these directors possessed the categorical relationships set forth in the NYSE listing standards that prevent independence. None of our independent directors has any relationship with the Company other than his or her service as a director and on committees of the Board, except that the Company and FedEx, of which Ms. Tucker is an officer, each perform services for the other. The Board considered the relationships among Ms. Tucker, FedEx and the Company and determined that the level of such services performed by FedEx and the Company to each other are immaterial, and therefore the Board concluded that such relationships did not affect Ms. Tucker’s independence.

Two of our directors, Messrs. Kenny and Reese, are management employees involved in our day-to-day activities and are not considered to be independent directors. As of May 24, 2007, Mr. Reese will be the only director who is also a management employee involved in our day-to-day activities. Although none of the relationships Mr. Ryan has with the Company would be sufficient to classify him as not independent under NYSE rules, the Board has determined not to consider Mr. Ryan as an independent director due to his position with Schooner, which subleases space from the Company, Schooner’s participation in a joint venture with the Company that provides information protection and storage services in Poland and the familial relationship between Mr. Ryan and T. Anthony Ryan, an officer of the Company.

Attendance.   During the fiscal year ended December 31, 2006, the Board held seven regular meetings and took two actions by written consent. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees thereof on which such director served, with the following exceptions. Mr. Bailey did not attend two Board meetings, one Compensation Committee meeting and all three meetings of the Executive Committee and therefore only attended approximately 60% of the meetings; and Mr. Golisano, who resigned from the Board in May 2006, did not attend two Board meetings and one Nominating and Governance Committee meeting and therefore only attended 25% of the meetings. Except for Messrs. Bailey and Golisano, all of our directors attended our 2006 annual meeting of stockholders. All directors nominated for reelection are expected to attend the Annual Meeting. Our policy with respect to directors’ attendance at our annual meetings of stockholders can be found in our Corporate Governance Guidelines, the full text of which appears under the heading “Investors/Corporate Governance” on our website at www.ironmountain.com. A printed copy of our Corporate Governance Guidelines is also available free of charge to any stockholder who requests a copy.

Committees.   The Board has a standing Audit Committee, Executive Committee, Nominating and Governance Committee and Compensation Committee. The Board has adopted charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which is available on our website at www.ironmountain.com under the heading “Investors/Corporate Governance.” A printed copy of these charters is also available free of charge to any stockholder who requests a copy. The Board and each of the Audit Committee, Compensation Committee and Nominating and Governance Committee have conducted and will continue to conduct annual self-evaluations. These self-evaluations are intended to facilitate an examination and discussion by the entire Board and each of these committees of their effectiveness as a group in fulfilling charter requirements and other responsibilities, as well as areas for improvement. During the fiscal year ended December 31, 2006, the Audit Committee held eight meetings, the Executive Committee held three meetings and took six actions by written consent, the Compensation Committee held five meetings and took two actions by written consent and the Nominating and Governance Committee held two meetings and took one action by written consent.

Audit Committee.   The Audit Committee consists of three members, Messrs. Boden (Chairman), Little and Dauten, each of whom is independent as defined by the rules of the Securities and Exchange Commission, or the SEC, NYSE listing standards and the Audit Committee Charter. The Board has determined that Mr. Boden is an audit committee financial expert as defined by the rules of the SEC. Additionally, the Board has determined that each of the three members of the Audit Committee is financially literate as defined by the NYSE listing standards. The Audit Committee (1) assists the Board in oversight of the integrity of the Company’s financial statements, (2) assists the Board in oversight of the Company’s compliance with legal and regulatory requirements, (3) assists the Board in oversight of the independent registered public accounting firm’s qualifications and independence, (4) assists the Board in oversight of the performance of the Company’s internal audit function and independent auditors, (5) prepares an Audit Committee report as required by the SEC to be included in the annual proxy statement, (6) performs such other duties as the Board may assign to the Committee from time to time, such as approving transactions subject to our Related Party Transaction Policy described under “Additional Information—Certain Relationships and Related Transactions,” and (7) takes other actions to meet its responsibilities as set forth in its written charter. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential and anonymous submission by employees of the Company of any concerns regarding accounting or auditing matters they think may be questionable. Information about these procedures can be found on our website at www.ironmountain.com under the heading “Investors/Corporate Governance.”

Executive Committee.   The Executive Committee consists of Messrs. Ryan (Chairman), Reese and Bailey. Between meetings of the Board, the Executive Committee exercises all the powers of the Board in the management and direction of the business and affairs of the Company to the extent not otherwise prohibited by law, the Board or the Company’s Bylaws or Amended and Restated Certificate of Incorporation.

Compensation Committee.   The Compensation Committee consists of Messrs. Bailey (Chairman), Boden and Dauten. All of the members of the Compensation Committee qualify as independent under NYSE listing standards. The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to the chief executive officer’s and the chief operating officer’s compensation and evaluates their performance in light of those objectives, (2) determines and approves, together with the other independent directors,  the chief executive officer’s and chief operating officer’s compensation, (3) determines other senior officers’ annual compensation, reporting to the Board on such decisions and considering Board input on the final determinations, (4) develops market-driven, competitive and equitable compensation systems for senior officers that create both short- and long-term incentives, (5) takes actions to retain a skilled, creative and professional management team at the most economical cost, (6) ensures that compensation policies and programs are compliant with applicable laws and are administered without bias or prejudice, (7) takes actions to maintain a compensation philosophy of “paying for performance” for senior management, (8) develops and proposes for consideration by the Board compensation policies for the Company’s non-employee directors that enable the Company to retain highly qualified individuals for such positions and (9) takes other actions to meet its responsibilities as set forth in its written charter. The Compensation Committee also annually reviews and discusses with management a draft of the Company’s Compensation Discussion and Analysis to be included in the

Company’s annual report on Form 10-K and annual proxy statement. The Compensation Committee has the authority to delegate its duties to a subcommittee, but has not exercised this authority to date. For information on the Compensation Committee’s processes and procedures for considering and determining executive and director compensation, see the sections entitled “Compensation Discussion and Analysis” and “Director Compensation” below.

Nominating and Governance Committee.   The Nominating and Governance Committee consists of Messrs. Little (Chairman) and Boden and Ms. Tucker, each of whom qualify as independent under NYSE listing standards. The Nominating and Governance Committee (1) recommends the composition and size of the Board, (2) identifies and recommends candidates for nomination to the Board, (3) recommends to the Board statements of the duties and responsibilities of each committee and subcommittee of the Board, (4) develops and recommends to the Board and implements corporate governance guidelines applicable to the Company, (5) assists the Board in reviewing management succession, (6) develops and monitors an annual process to assess the effectiveness of the Board and the Board’s standing committees and (7) takes other actions to meet its responsibilities as set forth in its written charter.

Meetings of Independent/Non-Management Directors

In accordance with NYSE listing standards and pursuant to our Corporate Governance Guidelines, our non-management directors meet at regularly scheduled executive sessions and may hold such additional executive sessions as they determine necessary or appropriate. One of our non-management directors, Mr. Ryan, has been determined by the Board not to be considered independent as defined by the NYSE listing standards; the independent directors meet at least once each year without Mr. Ryan. The Board has named Mr. Boden as the lead director and he acts as the chair of the executive sessions.

Stockholder Communications to Board of Directors

The Board believes it is important for stockholders and others to have a process to send communications to the Board.  Accordingly, any stockholder, security holder or other interested party who desires to communicate with the Board, any individual director, including the lead director, or the independent or non-management directors as a group, may do so by regular mail or e-mail directed to the Secretary of the Company. The Secretary’s mailing address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111; the Secretary’s e-mail address is  corporatesecretary@ironmountain.com. Upon receiving such mail, the Secretary will assess the appropriate director or directors to receive the message, and will forward the mail to such director or directors without editing or altering it.

Selection of Candidates for Directors

The Board as a whole is responsible for nominating individuals for election to the Board by the stockholders and for filling vacancies on the Board that may occur between annual meetings of the stockholders. The Board is also responsible for developing and approving criteria, in addition to those set forth in our Corporate Governance Guidelines, for candidates for Board membership. The Nominating and Governance Committee is responsible for seeking candidates to become Board members, consistent with the criteria set forth in the Corporate Governance Guidelines and approved by the Board, and for recommending candidates to the entire Board for selection by the Board for nomination to fill vacancies on the Board or expiring terms of directors at each annual meeting of stockholders.

Nominees for director will be selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and likelihood that he or she will be able to serve on the Board for a sustained period. The Nominating and Governance Committee will consider, as part of the process for identifying individuals who might be candidates, individuals who are properly recommended by stockholders for nomination by the Board at a meeting of stockholders at which directors are to be elected. To be proper, a recommendation for a nominee for director with respect to a meeting of stockholders must comply with applicable law, the Company’s Bylaws, the Nominating and Governance Committee Charter and the Company’s Corporate Governance Guidelines. The Nominating and Governance Committee will consider any suggestions offered by other directors or stockholders with respect to potential directors and there will be no difference in the manner in which potential nominees are evaluated. However, the Nominating and Governance Committee, and the Board, are not required to enlarge the size of the Board in order to nominate an otherwise fully qualified candidate proposed by a stockholder.

In 2006, the Nominating and Governance Committee retained the services of Heidrick & Struggles, or H&S, an executive search firm, in connection with its search for a new director. H&S provided the Nominating and Governance Committee with lists of candidates that met guidelines established by the Board and assisted the Nominating and Governance Committee in meeting and assessing the qualifications of candidates in order to assist the committee with its review of potential candidates. Except for the fees paid to H&S, we did not pay any other fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for our Board. We did not, as of the February 20, 2007 deadline, receive any recommendations from stockholders for nominees for the Board.

Nominations and Proposals of Stockholders

The Company expects to hold the 2008 Annual Meeting on June 5, 2008.

To be eligible for consideration at our 2008 Annual Meeting, stockholder nominations of a person (or persons) for election as a director (or directors) must be received at our principal executive office no earlier than January 31, 2008, and no later than March 1, 2008. Stockholder nominations must also be made in compliance with the other requirements for stockholder nominations set forth in our Bylaws and Corporate Governance Guidelines.

A stockholder who intends to present a proposal at the 2008 Annual Meeting of Stockholders and who wants the proposal included in the Company’s 2008 proxy statement and proxy card relating to that meeting must submit the proposal by December 31, 2007. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by our Bylaws and applicable laws and regulations. The proposal must be mailed to the Company’s principal executive office, at the address stated herein, and should be directed to the attention of the Chief Financial Officer.

A stockholder who intends to present a proposal at the 2008 Annual Meeting of Stockholders and who intends to conduct his, her or its own proxy solicitation must submit the proposal to the Company no earlier than January 31, 2008 and not later than March 1, 2008.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct that applies to each employee, including officers, of the Company and all directors. Our Code of Ethics and Business Conduct is posted on our website at www.ironmountain.com under the heading “Investor Relations/Governance.”  A printed copy of our Code of Ethics and Business Conduct is also available free of charge to any stockholder who requests a copy. We intend to disclose any amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct applicable to the Company’s chief executive officer, chief financial officer or principal accounting officer or controller by posting such information on our website. Any waivers applicable to any other executive officers will also be promptly disclosed to stockholders on our website.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee has selected the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current year.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders who are present at the Annual Meeting.

The fees we paid to Deloitte & Touche in 2006 are shown in the table appearing in this proxy statement under the heading “Additional Information—Independent Registered Public Accounting Firm.”

If the stockholders do not ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the selection of accountants will be reconsidered by the Audit Committee.

Required Vote

The affirmative vote of holders of a majority of the votes properly cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the current fiscal year. For purposes of determining the number of votes cast, only those cast “For” or “Against” are included, and any abstentions or broker non-votes will not count in making that determination.

The Board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock by (1) each director, (2) the chief executive officer, the chief financial officer and the other three most highly compensated executive officers of the Company, or the Named Executive Officers, (3) all directors and executive officers of the Company as a group and (4) each stockholder known by us to be the beneficial owner of more than five percent of the Common Stock. Such information is presented as of March 31, 2007, except as otherwise noted.

	Amount of Beneficial
	Ownership(1)
Name and Addresses(2)	Shares	Percent Owned
Directors and Executive Officers
Clarke H. Bailey(3)	225,099	*
Constantin R. Boden(4)	140,496	*
Robert T. Brennan(5)	152,810	*
John J. Connors(6)	44,575	*
Kent P. Dauten(7)	2,681,261	1.3%
Marc A. Duale(8)	30,000	*
John F. Kenny, Jr.(9)	631,466	*
Arthur D. Little(10)	55,618	*
C. Richard Reese(11)	5,224,771	2.6%
Vincent J. Ryan(12)	16,991,351	8.5%
Laurie A. Tucker(13)	0	0
All directors and executive officers as a group (13 persons)(14)	23,293,383	11.6%
Five Percent Stockholders
Davis Selected Advisers, L.P.(15)	40,632,945	20.4%
Morgan Stanley(16)	10,106,940	5.1%

*                    Less than 1%

(1)          Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)          Unless specified otherwise, the address of each of our directors, nominees for director and executive officers is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

(3)          Mr. Bailey is a director of the Company. Includes 56,261 shares that Mr. Bailey has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2007.

(4)          Mr. Boden is a director of the Company. Includes 56,261 shares that Mr. Boden has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2007.

(5)          Mr. Brennan is the Company’s President and Chief Operating Officer. Includes 150,644 shares that Mr. Brennan has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2007.

(6)          Mr. Connors is President, Americas. Includes 44,160 shares that Mr. Connors has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2007.

(7)          Mr. Dauten is a director of the Company. Includes 2,625,000 shares held, jointly with his wife, in a Goldman Sachs brokerage account, which are pledged as security for current or potential margin loans. Includes 56,261 shares that Mr. Dauten has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2007.

(8)          Mr. Duale is President, Iron Mountain Europe. Includes 30,000 shares that Mr. Duale has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2007.

(9)          Mr. Kenny was Executive Vice President and the Chief Financial Officer of the Company until April 23, 2007; he is currently Executive Vice President, Corporate Development. Includes 80,000 shares subject to a variable forward sale contract, or VFSC, with an unaffiliated third party, or the Counterparty, which shares are pledged to secure his delivery obligations. Under the VFSC, Mr. Kenny is obligated to deliver to the Counterparty up to 80,000 shares of Common Stock or, if he so elects, an equivalent amount of cash in exchange for $2,582,832 on the maturity date of April 6, 2010. Includes 33,628 shares held indirectly in the name of Mr. Kenny’s wife, 1,567 shares held indirectly in the name of his minor son and 825 shares held indirectly in the name of his minor daughter. Includes 352,055 shares that Mr. Kenny has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2007.

(10) Mr. Little is a director of the Company. Includes 37,500 shares held by The Little Family Trust, as to which Mr. Little disclaims beneficial ownership, and 18,118 shares that Mr. Little has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2007.

(11) Mr. Reese is a director, Chairman of the Board and Chief Executive Officer of the Company. Includes 966,552 shares subject to a zero cost collar arrangement with a third party pursuant to which Mr. Reese wrote covered call options and purchased put options that expire or are exercisable in July, August and September 2008, which shares are pledged to secure his delivery obligations. Includes 85,545 shares pledged to JPMorgan Chase Bank as collateral for a loan guarantee for a loan to Continental Hydro Corp., which owns an operating hydroelectric plant in Wyoming. The guarantee represents Mr. Reese’s pro rata portion of the loan based upon his ownership percentage. Also includes 1,222,086 shares of Common Stock held in the Reese Family 2005 LLC, a Delaware limited liability company. Mr. Reese is the investment manager of the Reese Family 2005 LLC and therefore has control over the sale or distribution of any shares held by the Reese Family 2005 LLC, the timing of such sales or distributions and the use of the proceeds of any sale or distribution. Mr. Reese disclaims beneficial ownership of all securities held by the Reese Family 2005 LLC. Mr. Reese’s wife and a trust for the benefit of Mr. Reese’s children own all of the interests in the Reese Family 2005 LLC. Also includes 2,950,588 shares of Common Stock as to which Mr. Reese shares beneficial ownership with Schooner Capital Trust, or Schooner Trust, as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Reese relating to Mr. Reese’s former services as President of the predecessor corporation to Schooner. Pursuant to such arrangement, upon the earlier to occur of (i) Schooner Trust’s sale or exchange of substantially all of the shares of Common Stock held by Schooner Trust or (ii) the cessation of Mr. Reese’s employment with the Company, Schooner Trust is required to transfer such shares of Common Stock to Mr. Reese or remit to Mr. Reese cash in an amount equal to the then current fair market value of such shares of Common Stock. Schooner Trust has agreed to vote the shares of Common Stock subject to such arrangement at the direction of Mr. Reese.

(12) Mr. Ryan is a director of the Company. Includes 34,534 shares that Mr. Ryan has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2007. Also includes:

a.                 7,061,015 shares held by the Vincent J. Ryan Revocable Trust, dated December 24, 1987, or Ryan 1987 Trust. Includes 438,750 shares that the Ryan 1987 Trust has pledged to a bank as collateral for a term loan granted to a corporation of which the Ryan 1987 Trust is a controlling shareholder. Also includes 21,727 shares in a brokerage account that may be deemed to be pledged. Mr. Ryan, as one of the two trustees of the Ryan 1987 Trust, has sole voting and dispositive power with respect to the 7,061,015 shares.

b.                25,356 shares held by the Carla E. Meyer Three-Year Retained Annuity Trust, dated August 4, 2003, or Meyer 2003 Trust. Mr. Ryan and Stephen Maiocco are the Trustees of the Meyer 2003 Trust. The Trustees of the Meyer 2003 Trust have joint voting and dispositive power over such shares.

c.                 38,371 shares held by Mr. Ryan’s son who lives within Mr. Ryan’s household.

d.                484,830 shares held by the Carla E. Meyer Three-Year Retained Annuity Trust dated September 13, 2006, or Meyer 2006 Trust. Mr. Ryan and Stephen Maiocco are the Trustees of the Meyer 2006 Trust. The Trustees of the Meyer 2006 Trust have joint voting and dispositive power over such shares.

e.                 9,234,256 shares held by Schooner Trust, as assignee of Schooner. Includes (i) 5,945,145 shares that are pledged as collateral to two banks in connection with Schooner Trust’s credit facilities, (ii) 400,000 shares that are pledged to Citibank, N.A., and (iii) 150,000 shares that have been pledged as collateral for Schooner Trust’s margin account at a brokerage firm. Of these 9,234,256 shares, as a result of a deferred compensation arrangement between Schooner Trust and C. Richard Reese relating to former services by Mr. Reese as President of the predecessor corporation to Schooner, Mr. Reese shares beneficial ownership of 2,950,588 shares with Schooner Trust. Mr. Ryan is Chairman and the beneficial owner of Schooner. Pursuant to such deferred compensation arrangement, upon the earlier to occur of (i) Schooner Trust’s sale or exchange of all or a portion of those 2,950,588 shares, after all other shares of Iron Mountain Common Stock held by Schooner Trust have been sold, or (ii) the cessation of Mr. Reese’s employment with Iron Mountain, Schooner Trust is required to transfer such shares (or portion thereof) to Mr. Reese, or remit to Mr. Reese cash in an amount equal to the then current fair market value of such shares. Schooner Trust has agreed to vote the shares subject to such deferred compensation arrangement at the direction of Mr. Reese. Mr. Ryan has sole voting power with respect to 6,283,668 shares held by Schooner Trust, and has sole dispositive power with respect to the entire 9,234,256 shares held by Schooner Trust. Mr. Ryan is President of Schooner Trust and he, and members of his family, are the sole shareholders of Schooner Trust.

f.                   92,739 shares registered in the name of The Schooner Foundation, a private non-profit foundation, of which Mr. Ryan is a trustee. These shares are held in a brokerage account and may be deemed to be pledged.

g.                 20,250 shares registered in the name of Citibank, South Dakota, Trustee of the   Ryan 1988 Issue Trust, of which Mr. Ryan was the Settlor.

Mr.      Ryan’s address is c/o Schooner Capital LLC, 745 Atlantic Avenue, Boston, Massachusetts 02111.

(13)   Ms. Tucker is a director of the Company.

(14)   Includes 827,888 shares that directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2007.

(15)   This information is as of December 31, 2006 and is based solely on a Schedule 13G filed with the SEC on February 22, 2007. In accordance with the disclosures set forth in such Schedule 13G, Davis Selected Advisers, L.P. reports sole power to vote or to dispose of, or to direct the vote or the disposition of, such 27,088,630 shares. The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706. The shares reported on the Schedule 13G did not reflect the three-for-two stock split in the form of a stock dividend that occurred in December 2006 and therefore the total number of shares has been adjusted to 40,632,945, in order to reflect the stock split in the form of a stock dividend.

(16)   This information is presented as of December 31, 2006, and is based solely on a Schedule 13G filed with the SEC on February 15, 2007. Morgan Stanley reports sole voting power over 6,561,715 shares and shared voting power over 4,861 shares. Morgan Stanley reports sole dispositive power over 6,737,960 shares, but disclaims beneficial ownership as to all of these shares. The address of Morgan Stanley is 1585 Broadway, New York, New York  10036. We believe the shares reported on the Schedule 13G did not reflect the three-for-two stock split in the form of a stock dividend that occurred in December 2006 and therefore the total number of shares has been adjusted to 10,106,940, in order to reflect the stock split in the form of a stock dividend.

Equity Compensation Plan Information

The following provides certain equity compensation plan information with respect to all of our equity compensation plans in effect as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	8,067,327		$17.21	8,952,021
Equity compensation plans not approved by security holders	0		0	0
Total	8,067,327	(1)	$17.21	8,952,021	(2)

(1)          Includes the Iron Mountain/ATSI 1995 Stock Option Plan, the Nonqualified Stock Option Plan of Pierce Leahy Corp., the Iron Mountain Incorporated 1995 Stock Incentive Plan, or the 1995 Plan, the Iron Mountain Incorporated 1997 Stock Option Plan, or the 1997 Plan, and the Iron Mountain Incorporated 2002 Stock Incentive Plan, or the 2002 Stock Incentive Plan.

(2)          Includes the 2002 Stock Incentive Plan and the 2003 Employee Stock Purchase Plan, or the ESPP. No new grants will be made under the 1995 Plan and 1997 Plan after March 25, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee

Our Compensation Committee’s purpose is to discharge the Board’s overall responsibility related to the compensation of our senior officers and directors. The Committee fulfills this purpose by taking actions designed to (i) create shareholder value by ensuring market-driven, competitive and equitable compensation programs for senior officers that create both short- and long-term incentives, (ii) retain a skilled, creative and professional management team at the most economical cost, while considering all factors pertaining to motivating and retaining senior officers, (iii) ensure compensation policies and programs are compliant with applicable laws and are administered without bias or prejudice and (iv) maintain a compensation philosophy of “paying for performance.”  Our Committee fulfills this responsibility principally with respect to the chief executive officer and chief operating officer by taking an active role in the establishment of annual and long-term goals, assessing performance against these goals and determining compensation to be paid, based on the performance assessment. Specifically, for goal establishment, performance assessment and compensation determination for the chief executive officer and chief operating officer, the Compensation Committee periodically reviews and approves, subject to the approval of the other independent members of the Board, near-term goals, performance against those goals and resulting compensation. This includes recommendations for establishment of and adjustments in base salary and the payment of cash incentive compensation for achievement of corporate goals under our 2003 Senior Executive Incentive Program, or 2003 SEIP, and our 2006 Senior Executive Incentive Program, or 2006 SEIP, collectively the SEIPs, as well as equity-based incentives. For matters related to the evaluation process and compensation structure for our senior officers other than the chief executive officer and chief operating officer, our chief executive officer and chief operating officer submit recommendations to the Compensation Committee for approval; the Committee reports to the Board its decisions with respect to such senior officers.

Our Compensation Objectives and Philosophies

Consistent with our philosophy of paying for performance, the primary objective of our compensation programs is to reward the achievement of both individual and Company goals and to align the interests of our executives and directors with those of our stockholders. In keeping with these objectives, our compensation programs are designed to reward teamwork and contribution to the success of annually identified goals or achievements that consist of a mix of financial targets and/or implementation or completion of strategic and operational initiatives. We strive to accomplish these objectives with a competitive compensation program comprised of a combination of base salary, cash bonus, longer-term equity compensation awards and a competitive array of benefits, such as health and life insurance. While one of the overall objectives of our compensation program is to attract, retain and motivate highly talented people, each element of compensation is also aimed at a more specific purpose.

Components of Compensation

Based on the above-stated objectives and philosophies, our Compensation Committee has structured our senior officers’ total annual compensation as a combination of salary, incentive based non-equity incentive compensation, long-term incentive based non-cash compensation and benefits to motivate our executives to achieve our goals and to reward the achievement of those goals.

•       Base salary and benefits are designed to attract and retain highly qualified individuals over time.

•       Annual cash bonus awards under our 2003 SEIP and 2006 SEIP are designed to focus our chief executive officer and chief operating officer, respectively, on near-term financial benchmarks and our strategic and operational initiatives, as determined by our Compensation Committee after consultation with management and the Board.

•       Annual cash bonus awards for our other senior officers are designed to focus these individuals on meaningful growth in financial results in line with budgeted goals, as well as successful completion or progress towards completion of initiatives in areas within their control, and to reward outstanding individual performance.

•       Long-term incentives, and in particular stock option awards, are designed to reward the achievement of goals and encourage those who contribute materially to our success to continue their association with us by providing additional favorable opportunities for them to participate in the ownership of the Company and its future growth.

•       All of our salaried U.S. employees have the opportunity to participate in a variety of retirement, health and welfare programs aimed at attracting and retaining highly qualified individuals. Our 401(k) Plan allows highly compensated employees, including our Named Executive Officers, to contribute up to 25% of their “plan” compensation, subject to certain limits imposed by the United States Internal Revenue Code of 1986, as amended, or the Code, and limits that result from nondiscrimination testing. Under our 401(k) Plan, we generally match 50% of the first 5% of compensation contributed by employees. However, we only match 50% of the first 4% of compensation contributed by Named Executive Officers and other highly compensated employees, subject to other limits that may result from nondiscrimination testing.

•       Our Executive Deferred Compensation Plan is maintained for the purpose of providing a deferred compensation opportunity to our executive officers and our other key employees. This plan allows our Named Executive Officers and highly compensated employees to defer some of their compensation in amounts in excess of the amounts they can defer under our 401(k) Plan. This plan is intended to encourage the continued employment of the participating employees, who are largely responsible for our success, and to facilitate the recruiting of executive officers and other key employees required for our continued growth and profitability.

•       The ESPP provides all of our employees with the opportunity to acquire an equity interest in us by providing favorable terms for them to purchase our Common Stock.

•       Group Term Life Insurance is offered to our Named Executive Officers as well as other employees, as another benefit so that overall compensation is competitive with our peers.

•       Mr. Duale, President, Iron Mountain Europe, receives additional benefits which are customary for executives in England, where he lives and works, as more fully described below under
“—Employment Agreement with Mr. Duale.”

We believe that the allocation, or mix, among base salary, cash and non-cash incentives plays an important part in achieving our overall objectives. Although each component has its own objective, weighting each separately by position provides the opportunity to focus employees on objectives appropriately suited for their positions. The allocation, includes base salary, short-term cash and long-term non-cash incentives, as described below, with the exception of Mr. Reese, our chief executive officer, who does not receive an equity incentive. We utilize the Towers Perrin data described below to determine position-specific target allocations. Target allocations are applied to positions or classes of functions, and not on an employee-by-employee basis, which allows for consistent allocation for each management level.

In 2005 the Company engaged Towers Perrin to conduct a competitive market compensation review for senior executive positions. We believe that market studies of the compensation of top executives by comparable companies are important because maintaining compensation at or above market rates is necessary for the attraction and retention of top employees. Towers Perrin reviewed base salary, actual total cash compensation, target total cash compensation and total direct compensation (target total compensation plus the annualized value of long term incentives) from published surveys representing general industry companies with revenues between one and four billion dollars. Neither we nor the Compensation Committee retained any compensation consultants in 2006; however, we used an inflation factor for the Towers Perrin 2005 report internally in order to determine individual target compensation for the Named Executive Officers for 2006.

Annual Compensation Review Process

The Compensation Committee takes an active role in determining our compensation plans and programs for senior officers as well as reviewing related financial and individual performance and results. For the chief executive officer and chief operating officer, the Compensation Committee makes recommendations regarding base compensation, near-term cash incentives and longer-term equity incentives to the independent members of the Board for approval, based on relevant market data analyses and performance assessment results. For senior officers other than the chief executive officer and chief operating officer, our  chief executive officer and chief operating officer submit recommendations to the Compensation Committee for final approval, based on relevant market data analyses and performance assessments; decisions of the Compensation Committee with respect to senior officers other than the chief executive officer and chief operating officer are reported to the full Board, but are not subject to its approval.

Assessment of Individual Performance of the Named Executive Officers

The assessment of individual performance for the chief executive officer and chief operating officer is carried out by the Compensation Committee. The assessment is conducted through a series of formal interviews with our executive officers, combined with separate assessments by the independent members of the Board.

Each interviewed director and executive officer is asked to comment on the chief executive officer’s and/or chief operating officer’s performance in several categories, including leadership, impact on financial result achievement, progress toward corporate initiatives and other goals. The chief executive officer and the chief operating officer discuss performance and review compensation for the other executive officers and prepare an assessment in order to make recommendations to the Compensation Committee.

The Compensation Committee considers all responses and adopts an overall performance assessment of the chief executive officer and chief operating officer, which it then uses to develop a proposed compensation package, including proposed incentive compensation amounts. These proposals are in turn presented to the independent directors of the Board for approval.

Base Salary

Our Compensation Committee established base salaries for our Named Executive Officers in 2006, based upon the Committee’s evaluations of appropriate levels of base compensation taking into account levels of cash-based and equity-based compensation reflected in the updated 2005 Towers Perrin survey and recommendations of our chief executive officer and chief operating officer for Named Executive Officers other than the chief executive officer and chief operating officer, except that Mr. Reese provides input on Mr. Brennan’s base salary. In addition to external market comparables, the Committee analyzed each member of senior management’s salary in light of other compensation components offered by the Company, our size and complexity, the experience and expected future contributions of each senior officer as well as other factors.

For Mr. Reese’s 2006 base salary, our Compensation Committee considered the Company’s and his individual performance, external market comparisons and his pay mix, which includes no equity incentive compensation, as described below. For Mr. Brennan’s 2006 base salary, our Compensation Committee considered his promotion to president and chief operating officer, and his expected future contributions, as well as his individual performance.

Our Compensation Committee believes that base salary is an important element to the retention of our Named Executive Officers. Base salary is set as part of the annual review process but is subject to change in the event of a promotion or other change in job responsibility.

For the chief executive officer and the chief operating officer, our Compensation Committee makes base compensation recommendations to the independent members of the Board. For other senior officers, our Compensation Committee reviews and either approves or suggests modifications in base salary recommendations made by the chief executive officer and/or the chief operating officer, and reports those decisions to the Board.

Performance Based Incentive Compensation

For each fiscal year, our Compensation Committee establishes in writing the performance goals for our chief executive officer and chief operating officer under the 2003 SEIP and 2006 SEIP, respectively. Performance goals under the SEIPs are based on objectives established early in the year relating to one or more business criteria such as the following: EBITDA, or earnings before interest, taxes, depreciation and amortization; OIBDA, or operating income before depreciation and amortization; gross revenue; growth rate; capital spending; return on invested capital; free cash flow; attaining budget; operating income; and the achievement of stated corporate goals including but not limited to acquisitions, alliances, joint ventures, and international development and expansion.  The participation of the Named Executive Officers in this process is limited to the preparation of preliminary drafts of the performance goals, together with the chief executive officer and the chief operating officer.

The objectives under either SEIP may, for example, be based on a percentage change or achievement of a stated criteria. Further, the objectives may be adjusted as necessary to reflect acquisitions. One hundred percent of the incentive compensation available to an executive under the relevant SEIP may be paid only if all established objectives are fully achieved. If the objectives are not fully achieved, some lesser percentage of the annual maximum amount may be paid. Neither SEIP provides for the ability of the executive to receive more than 100% of the stated maximum compensation, even if results exceed the stated goals.

Under the SEIPs, our Compensation Committee has the right to reduce, in its discretion, incentive compensation otherwise payable if certain additional criteria are not satisfied, but our Compensation Committee may only take such actions after consulting with the chairs of the Audit and Executive Committees. These additional criteria consist of:  the extent to which the objectives achieved satisfy our short-term or long-term goals; the confidence of stockholders in the Company, as evidenced in part by our stock price; and our effectiveness and wellness as a whole taking into account, for example, labor relations and other similar matters.

After completion of each year, the Compensation Committee evaluates the chief executive officer’s and chief operating officer’s performance against the goals established earlier in the year pursuant to the SEIP, and presents its recommendation to the independent members of the Board with respect to payment of the portion of the executive’s cash incentive compensation related to achievement of corporate goals. The independent members of the Board review and approve all payments under the SEIPs.

The 2003 SEIP, as amended and approved at the 2006 annual meeting of stockholders, sets the maximum annual cash bonus for our chief executive officer at the lesser of three times base salary or $3,500,000; and the 2006 SEIP sets the maximum annual cash bonus for the chief operating officer at the lesser of an amount equal to his annual base salary or $1,000,000.

For 2006, the categories of criteria set by our Compensation Committee in early 2006 for determining the annual bonus of our chief executive officer were: (1) achieving gross revenue targets, (2) achieving OIBDA targets and (3) achievement of other corporate goals. The category “achievement of other corporate goals” included various strategic and organizational initiatives that the Committee determined were critical to our success in that year.   The 2006 SEIP was not used to determine Mr. Brennan’s bonus for 2006 because it was not approved by the stockholders until May 2006. Nevertheless, the general framework adopted in the 2006 SEIP was used to determine Mr. Brennan’s incentive compensation award for 2006.  In early 2007, the Compensation Committee set comparable categories of criteria for 2007 for both the 2003 SEIP and the 2006 SEIP. The gross revenue and OIBDA targets for the two officers’ bonuses were set at levels which we believe were appropriate given the desired return on investment, growth rates and industry dynamics, and were challenging but reasonably attainable.

Non-Equity Incentive Compensation for Named Executive Officers Other than Messrs. Reese and Brennan

We have incentive compensation arrangements for our other executive officers that are similar to those utilized for the chief executive officer and chief operating officer. Criteria for this cash incentive compensation, such as gross revenues and OIBDA, are selected, and targets for such criteria are selected based on officers’ positions. Non-equity incentive compensation ranging from 0% to 100% of our executive officers’ base salary may be paid, depending on targets being met at various levels, following the end of each fiscal year. The targets for criteria are adjusted by the chief executive officer and chief operating officer, subject to the approval of the Compensation Committee, during the year for acquisitions and other major unbudgeted events.

Our Compensation Committee selected annual gross revenue and OIBDA targets as the criteria for senior officers’ bonuses for 2006, as well as an individual goals and objectives component defined for areas within their control (similar to the SEIPs), because it believed they were the best measures of our growth and success. The gross revenue and OIBDA targets for the attainment of the Named Executive Officers’ bonuses were set at levels which were the same as the chief operating and chief executive officers’ targets due to our objective of focusing the entire team on achieving the same financial goals. We believe the targets that were set for each Named Executive Officer focused the officer’s attention in areas where that officer has the most potential for impacting the Company’s performance and think these targets were reasonably attainable if the officers performed to their potential. Non-equity incentive compensation for senior officers is determined after the completion of each fiscal year, based upon an evaluation of our performance during the year as compared with the OIBDA and revenue targets for the year, together with each officer’s performance during such year (including achievement of individual goals and objectives). The 2006 non-equity incentive compensation paid to our Named Executive Officers is shown in the “Non-Equity Incentive Plan” column of the Summary Compensation for 2006 Table on page 23 of this proxy statement.

In connection, with the employment of Mr. Duale in May 2006, the Compensation Committee agreed, as part of the employment agreement to retain his services, to guarantee a non-equity incentive payment in 2006.

Equity Compensation

Under our equity incentive plans the Board, or a committee or subcommittee thereof, may issue some or all of the following types of equity incentives to our Named Executive Officers: incentive stock options, or ISOs, non-qualified stock options, or NSOs, Common Stock (with or without restrictions) and stock appreciation rights, or SARs. The Board has delegated its authority under these plans to our Compensation Committee, which has the discretion to determine the types and amounts of equity incentives as well as the terms and conditions thereof (such as vesting schedules, termination date or other restrictions). To date no grants of SARs or restricted stock have been made to our Named Executive Officers. Our Compensation Committee has traditionally issued stock option awards and not other forms of equity incentive awards. While other forms of equity compensation are available for issuance under our plans, the Compensation Committee currently intends to continue its custom of using options as the main form of equity incentives for Named Executive Officers.

Equity incentive awards are generally recommended during the annual performance and compensation review for our Named Executive Officers in February and March, and awards are made effective during the next scheduled Compensation Committee meeting. For a newly-hired or promoted executive officer, recommended equity incentive awards are made during the next scheduled Compensation Committee meeting following his or her hire or promotion date. When our Compensation Committee makes determinations about the amount and type of equity incentives to award to Named Executive Officers, the decision is based on a number of factors including: (1) management’s recommendations, (2) the amount and type of equity incentives previously granted to each executive officer, (3) the amount and terms of equity incentives granted to the executive officers of our competitors, (4) the value of and the complexity of the duties performed by each executive officer, (5) each individual executive officer’s performance of job duties, (6) the amount of time since each executive officer’s last equity incentive award and (7) our guidelines for granting such awards. The Compensation Committee approves the guidelines and customizing information for all awards made under our equity incentive plans. We generally follow the same procedures for equity grants to other employees, but the Compensation Committee typically exercises greater discretion in determining the amounts and terms of the grants to the Named Executive Officers due to such officers’ increased responsibilities. The Compensation Committee reviews recommendations of award amounts for Named Executive Officers (except for Mr. Reese) proposed by the chief executive officer and the chief operating officer (who does not make recommendations on his own award), based upon the above-described factors. The Compensation Committee approves or adjusts each award as it deems necessary and presents its recommendations to the full Board, which discusses and decides whether to approve the awards. The exercise prices for all awards are based on the average of the high and low sales prices of our Common Stock on the date of the grant, the pricing method prescribed in our plans.

Because the schedule for consideration of option awards by the Compensation Committee and our Board is determined at quarterly meetings generally scheduled many months in advance, the proximity of any grants to earnings announcements or other market events is coincidental.

Pursuant to the compensation decision described below, there were no equity grants in 2006 to our chief executive officer. There were also no equity grants in 2006 to our chief operating officer, as the Compensation Committee was satisfied that his equity position was competitive following an option grant in 2005. Our Compensation Committee, after consultation with Mr. Reese, our chief executive officer, has historically concluded that the grant of equity compensation to Mr. Reese would likely not result in meaningfully greater incentive for him due to his already significant shareholdings in us. As a result, our Compensation Committee and Mr. Reese believe that options and other equity compensation that might otherwise be awarded to Mr. Reese are more effectively used for the benefit of stockholders by awarding them to employees other than Mr. Reese, and our Compensation Committee relies primarily on cash for our chief executive officer’s compensation. This philosophy has been in place for more than ten years and is reviewed annually.

As the number and size of equity awards were significant in 2005, the only equity award made in 2006 to a Named Executive Officer was to Mr. Duale, in connection with his employment by the Company. In early March 2007, the Company granted options to purchase Common Stock to a group of approximately fifty senior officers, including the Named Executive Officers other than Mr. Reese. These grants represent a departure from our historical practice of granting options on a three-year cycle. Absent exceptional circumstances, such as promotions or exceptional performance, the expectation is that the recipients of these options would not receive additional awards of stock options for five years. For each recipient, one-half of the shares covered by the grant vests in equal increments over five years, and the other half vests in equal increments over ten years. The primary reason for the change in grant cycles and the lengthening of the vesting schedule was to strengthen incentives of this group of officers to continue their relationship with the Company over an extended period. As a result of the change in the grant cycle, the grants were larger than the grants historically granted by the Company in three-year cycles. The total grant value of the options (exercise price multiplied by the number of shares covered by the options) was approximately $76.5 million.

The stock option awards granted to our Named Executive Officers are reflected in the “All Other Option Awards: Number of Securities Underlying Options” column of the Grants of Plan-Based Awards for 2006 Table on page 24 of this proxy statement. Each of these grants vests in 20% increments over five years. Our Compensation Committee has imposed, and may in future grants impose, vesting and other conditions on awards of Common Stock or grants of options or other rights because it believes that time-based vesting encourages recipients of equity awards to devote their best efforts to the Company over a long period.

Employment Agreement with Mr. Duale

The Company entered into an employment agreement with Mr. Duale in connection with his employment as President of Iron Mountain Europe in May of 2006. Under his agreement, Mr. Duale was reimbursed for expenses incurred in relocating to London, England and also receives a car allowance, a corresponding annual insurance supplement and a corresponding allowance for fuel costs. The employment agreement has no fixed term but is terminable by either party upon at least four months’ notice. We believe these benefits are customary in order to retain executives in Europe.

Tax Considerations

Section 162(m) of the Code, generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the chief executive officer and certain other executive officers, to the extent that this compensation is not “performance-based” within the meaning of Section 162(m). Our Compensation Committee’s general policy, subject to all then relevant circumstances, is to attempt to structure our compensation arrangements to maximize deductions for federal income tax purposes. In connection with the compensation packages of Messrs. Reese and Brennan, the Board adopted and the stockholders approved the 2003 SEIP for the chief executive officer. The 2003 SEIP was amended in certain respects in 2006, and the 2006 SEIP for Mr. Brennan was adopted by the Board and approved by the stockholders, in part to maximize the deductibility of compensation paid to Messrs. Reese and Brennan. In addition, each SEIP provides a vehicle by which the Compensation Committee establishes specific annual performance goals and objectives for each of the officers. Our Compensation Committee believes that the performance incentives established pursuant to the SEIPs are appropriate to maintain a competitive compensation package for Messrs. Reese and Brennan while achieving the goals of alignment of our most senior officers with the interests of the Company and favorable tax treatment. In addition, our equity compensation plans have generally been designed to ensure that compensation arising on the exercise of an option satisfies the “performance-based” exception and therefore is always fully deductible.

Compensation Committee Report on Compensation Discussion and Analysis

We, the members of the Compensation Committee of the Company, have reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE
CLARKE H. BAILEY, Chairman
CONSTANTIN R. BODEN
KENT P. DAUTEN

COMPENSATION TABLES

The following table provides certain information concerning compensation earned by the Named Executive Officers during the year ended December 31, 2006.

Summary Compensation Table for 2006

Name and Principal Position	Year	Salary($)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
C. Richard Reese	2006	$920,221	$0	$1,993,824	$9,488	$2,923,533
Chairman of the Board and Chief Executive Officer
John F. Kenny, Jr.	2006	$406,020	$90,584	$361,359	$9,388	$867,351
Executive Vice President and Chief Financial Officer
Robert T. Brennan	2006	$497,596	$517,823	$431,257	$7,432	$1,454,108
President and Chief Operating Officer
John J. Connors	2006	$331,731	$288,926	$306,366	$7,365	$934,388
President, Americas
Marc A. Duale	2006	$486,462	$156,115	$193,510	$53,348	$889,435
President, Iron Mountain Europe(4)

(1)          Amounts included in the “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2002 Stock Incentive Plan and, as a result, may include amounts relating to awards granted in and prior to 2006. Assumptions used in the calculations for these amounts are included in Note 2 to the Company’s 2006 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2)          Performance-based incentive payments made to the Named Executive Officers are not characterized as “Bonus” payments for the fiscal year ended December 31, 2006 and are thus included in this column. Amounts included in the “Non-Equity Incentive Plan Compensation” column reflect amounts paid to Mr. Reese under the 2003 SEIP and cash incentives paid to the other Named Executive Officers based on the achievement of selected revenue and OIBDA targets and, in the case of Mr. Brennan, other corporate goals. Non-equity incentive awards are calculated based on salary figures before any deductions or deferrals, such as 401(k) contributions or deferred compensation plan contributions. Mr. Duale’s non-equity incentive plan compensation was guaranteed for 2006 pursuant to his employment agreement.

(3)          All Other Compensation includes 401(k) Plan Company match, income on premiums paid with respect to group term life insurance, or GTLI, in excess of $50,000, and parking fees paid, plus amounts paid to Mr. Duale, as set forth below. The charts below set forth a more detailed description of All Other Compensation:

Name	401(k) Match	GTLI	Parking	Total
C. Richard Reese	$4,400	$588	$4,500	$9,488
John F. Kenny Jr.	$4,400	$488	$4,500	$9,388
Robert T. Brennan	$2,344	$588	$4,500	$7,432
John J. Connors	$2,453	$412	$4,500	$7,365

Name	Car Allowance	Fuel Allowance	Life Insurance	Relocation Fees	Total
Marc A. Duale	$24,053	$2,405	$4,154	$22,736	$53,348

(4)          Mr. Duale’s salary is paid in Pounds Sterling. In order to calculate his salary in U.S. dollars we used a conversion rate of £1.00 to $1.84295, which represents the average exchange rate for fiscal year 2006 (Pounds Sterling to U.S. dollars).

The following table sets forth certain information concerning the Grants of Plan-Based Awards to the Named Executive Officers during the year ended December 31, 2006.

Grants of Plan-Based Awards for 2006

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Price on the Date of Grant	Grant Date Fair Value of Stock and Option
Name	Date	Threshold($)	Target($)	Maximum($)	(#)	($/Sh)	($/Sh)(2)	Awards
C. Richard Reese	N/A	$0	$2,300,553	$2,300,553	—	—	—	—
John F. Kenny, Jr.	N/A	$0	$406,021	$406,021	—	—	—	—
Robert T. Brennan	N/A	$0	$497,596	$497,596	—	—	—	—
John J. Connors	N/A	$0	$344,231	$344,231	—	—	—	—
Marc A. Duale	05/10/2006	$193,510	$193,510	$193,510	150,000 (3)	$24.8333	$25.0933 (4)	$1,208,565

(1)          The amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, subcolumn “Threshold” reflect the minimum payment level under the 2003 SEIP for Mr. Reese and under the targets set by the Compensation Committee for all other Named Executive Officers, which is zero. The amount shown in “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, subcolumn “Maximum” is the same as the target amount listed in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, subcolumn “Target” because our plans do not allow for awards in excess of the targets provided for. These amounts are based on the executive officer’s base salary and position in 2006. Non-equity incentive plan awards actually paid by the Company for services rendered in 2006 are reflected in the “Non Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 23.

(2)          The exercise prices for all awards are based on the average of the high and low sales price of our Common Stock on the date of the grant as our plans provide for such method. These options are non-qualified or incentive stock options issued under the 2002 Stock Incentive Plan and represent the right to purchase shares of Common Stock at a fixed price per share.

(3)          30,000 shares of this option vest on each May 9th of each year from 2007 to 2011.

(4)          The closing price of our Common Stock on the grant date was $37.64. This number has been adjusted to reflect the three-for-two stock split in the form of a stock dividend that occurred on December 29, 2006.

The amounts in Summary Compensation Table for 2006 reflect of our compensation programs/plans, all of which are developed under our compensation philosophy of “paying for performance.” We do not have written employment contracts with any of our Named Executive Officers with the exception of Mr. Duale, whose agreement is described on page 22 of this Proxy Statement. Each element of compensation: salary, cash incentive compensation, equity incentive compensation and benefits is designed to work together to help us meet and exceed our long- and short-term goals and objectives and reward employees when we and they are successful. Our compensation programs provide the opportunity for the alignment of interests of our executive officers and directors with those of our stockholders. For a description of the material factors related to an understanding of these amounts, see “Compensation Discussion and Analysis.”

The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of base salary and non-equity incentive awards:

Named Executive Officer	% of total Compensation attributable to salary	% of total Compensation attributable to non-equity incentive award
C. Richard Reese	31.5%	68.2%
John F. Kenny, Jr.	46.8%	41.7%
Robert T. Brennan	34.2%	29.7%
John J. Connors	35.5%	32.8%
Marc A. Duale	54.7%	21.8%

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End for 2006

	Option Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price($)	Option Expiration Date
C. Richard Reese	0	0		$0
John F. Kenny, Jr.	59,733	0		$2.4847	none
	90,334	0		$9.9629	09/12/2009
	168,751	0		$12.7852	11/28/2011
	0	5,859	(2)	$17.0666	03/26/2013
	8,788	0		$17.0666	03/26/2013
	10,759	43,043	(3)	$18.5866	04/26/2015
Robert T. Brennan	75,322	301,292	(4)	$18.5866	04/26/2015
John J. Connors	13,450	53,802	(5)	$18.5866	04/26/2015
	17,260	69,045	(6)	$28.9666	12/07/2015
Marc A. Duale	0	150,000	(7)	$24.8333	05/09/2016

(1)          All amounts and exercise prices have been adjusted to reflect prior stock splits in the form of stock dividends.

(2)          2,929 of the listed shares vested on March 27, 2007. The balance of the option, consisting of 2,930 shares, will vest on March 27, 2008.

(3)          10,761 of the listed shares vested on April 27, 2007. The balance of the option, consisting of 32,282 shares, will vest in one installment of 10,759 shares on April 27, 2008, and then in two equal installments of 10,761 shares vesting on April 27, 2009 and April 27, 2010.

(4)          75,322 of the listed shares vested on April 27, 2007. The balance of the option, consisting of 225,970 shares, will vest in two installments of 75,322 shares on April 27, 2008 and 75,323 on April 27, 2009, with the remaining 75,324 shares vesting on April 27, 2010.

(5)          13,450 of the listed shares vested on April 27, 2007. The balance of the option, consisting of 40,352 shares, will vest in three installments of 13,450 shares on April 27, 2008, April 27, 2009 and April 27, 2010.

(6)          The balance of the option, consisting of 69,045 shares, will vest in one installment of 17,261 shares on December 8, 2007, one installment of 17,262 shares on December 8, 2008, one installment of 17,260 shares on December 8, 2009, and one installment of 17,262 shares on December 8, 2010.

(7)          30,000 shares of this option vest on May 10th of each year from 2007 to 2011.

The following table sets forth certain information with respect to nonqualified deferred compensation during the year ended December 31, 2006 of the Named Executive Officers.

Nonqualifed Deferred Compensation for 2006

Name	Executive Contributions in Last FY ($)(1)		Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
C. Richard Reese	$0		$20,765	$185,646	(2)
John F. Kenny, Jr.	$185,219	(3)	$136,148	$1,271,748	(4)
Robert T. Brennan	$93,750	(5)	$3,795	$106,031	(6)
John J. Connors	$0		$0	$0
Marc A. Duale(7)	$0		$0	$0

(1)          The Named Executive Officers may defer up to 100% of their bonuses and/or between 5% and 50% of their base salary annually.

(2)          Mr. Reese deferred $190,000 in 1999 which was reported in the Summary Compensation Table for 1998.

(3)          All $185,219 deferred by Mr. Kenny represents a portion of his 2005 bonus payable in 2006 and was included in the Summary Compensation Table for 2005.

(4)          Mr. Kenny deferred, in aggregate, $1,058,442 from 1999 to 2006, all of which was reported in the Summary Compensation Tables throughout that period.

(5)          All $93,750 deferred by Mr. Brennan represents a portion of his 2005 bonus payable in 2006 and was included in the Summary Compensation Table for 2005.

(6)          Mr. Brennan deferred, in aggregate, $102,031 from 2005 to 2006, all of which was reported in the Summary Compensation Tables throughout that period.

(7)          Mr. Duale is not eligible to participate in any nonqualified deferred compensation plans.

The Company provides our highly compensated employees, including the Named Executive Officers, with the opportunity to defer all or a portion of any 2006 incentive compensation bonuses and/or up to between 5% and 50% of base salary through the Iron Mountain Incorporated Executive Deferred Compensation Plan. This benefit is offered to these employees in part because they are limited in the amount of 401(k) contributions they can make under the Company’s 401(k) Plan under applicable nondiscrimination testing rules. The plan also offers them greater deferral opportunities than are available under a qualified plan. Deferral elections and elections relating to the timing of payments are made prior to the period in which the salary and/or incentive compensation bonuses are earned. The Company does not contribute any matching, profit sharing or other funds to the plan for any employee. Amounts under the plan are, however, paid with earnings, which the Company funds. Employees participating in the plan can elect to invest their deferrals in funds that mirror, as closely as possible, the investment options available under the Company’s 401(k) Plan. This plan does not pay any above market rates and is administered by the Compensation Committee.

Change of Control Arrangements

We do not have any contracts or agreements which require payments to any Named Executive Officer at, following or in connection with any termination of such officer, change in control of the Company or a change in such officer’s responsibilities, except that pursuant to Mr. Duale’s employment agreement, if we terminate his employment without providing him with four months notice, we are required to pay Mr. Duale base pay and benefits for 12 months. Based on Mr. Duale’s 2006 compensation, that amount would have been approximately $750,000.

DIRECTOR COMPENSATION

The following table provides certain information concerning compensation earned by the directors who were not Named Executive Officers during the year ended December 31, 2006. Ms. Tucker is not included in this table because she was not a director in 2006.

Director Compensation for 2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Clarke H. Bailey	$32,750	$62,056	$0		$94,806
Constantin R. Boden	$83,250	$62,056	$7,413	(2)	$152,719
Kent P. Dauten	$35,250	$62,056	$0		$97,306
B. Thomas Golisano	$12,000	$9,888	$0		$25,114
Arthur D. Little	$37,250	$62,056	$9,117	(2)	$108,423
Vincent J. Ryan	$30,000	$62,056	$0		$92,056

(1)          Amounts included in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2002 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Each non-employee director was granted 5,282 options on May 25, 2006. The exercise price of each option on the grant date was $36.905. These options were later adjusted to reflect the three-for-two stock split in the form of a stock dividend that occurred on December 29, 2006, which resulted in an increase in the number of options to 7,923, and a corresponding decrease in the exercise price per share to $24.6033. The grant date fair market value of each 2006 grant computed in accordance with FAS 123R is $70,022, with the exception of Mr. Golisano, who did not have any grants in 2006. As of March 31, 2007, non-employee directors held options to acquire shares of our Common Stock previously granted to them as shown in the table below:

Name	Number Exercisable (#)	Number Unexercisable (#)	Total Outstanding (#)
Clarke H. Bailey	47,488	8,773	56,261
Constantin R. Boden	47,488	8,773	56,261
Kent P. Dauten	47,488	8,773	56,261
Arthur D. Little	9,345	8,773	18,118
Vincent J. Ryan	25,761	8,773	34,534
B. Thomas Golisano	44,939	0	44,939

(2)          All Other Compensation consists of medical benefits made available to directors. Our non-employee directors are eligible, but not required, to participate in our health plans.

Directors who are employees of the Company do not receive additional compensation for serving as directors. Prior to May 25, 2006, each director who was not an employee of the Company received an annual retainer fee of $20,000 as compensation for his services as a member of the Board and, during 2006 and until the effectiveness of the changes described in the next paragraph, each director received $1,000 for attendance at each Board and committee meeting. In addition, under the nonemployee director compensation plan in effect prior to May 25, 2006, committee chairmen of the Compensation and Nominating and Governance Committees received an annual retainer of $5,000; the chairman of the Audit Committee received an annual retainer of $20,000; and the “lead director” received an annual retainer of $25,000. The Company also had a program under which it granted its nonemployee directors options to purchase shares of the Company’s Common Stock every three years in an amount such that the product of the exercise price and the number of shares covered by the grant equaled $200,000. Each such option had an exercise price equal to fair market value (as defined in the relevant plan under which it is granted) on the date of grant, vested in equal amounts over a period of three years (subject to the optionee’s continuing to be a director) and had a ten year term. Options have been and will continue to be granted under the 2002 Stock Incentive Plan. All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or committees thereof, and for other expenses incurred in their capacities as directors. The Company paid a total of $230,500 in cash for directors fees in respect of services for 2006.

Effective May 25, 2006, the non-employee director compensation arrangements described in the preceding paragraph changed as follows. Each director who is not an employee of the Company receives $1,500 for in person attendance at Board and committee meetings or $750 for attendance by teleconference. Also effective May 25, 2006, the Company’s option program for non-employee directors was revised to provide for the annual grant to its nonemployee directors of non-qualified stock options to purchase shares of the Company’s Common Stock having an aggregate value of $75,000, calculated based on the Black-Scholes valuation model. Each such option has an exercise price equal to fair market value (as defined in the relevant plan under which it is granted) on the date of grant and vests 100% on the first anniversary of the grant. These non-qualified stock options were granted to all non-employee directors on May 25, 2006, and will be granted annually thereafter as of the first Board meeting following the Company’s annual meeting of stockholders. Newly elected non-employee directors, such as Ms. Tucker, receive their first grant as of the date of their election. Other compensation arrangements, such as the annual retainers, have not changed from the description in the preceding paragraph.

The Compensation Committee annually reviews the compensation of our directors in comparison to companies with similar revenues and makes adjustments it believes are appropriate.

ADDITIONAL INFORMATION

Certain Relationships and Related Transactions

In March 2007 the Board adopted Related Persons Transaction Policies and Procedures, or the Related Persons Policy, which makes all transactions with related persons subject to approval or ratification by our Audit Committee. With certain exceptions, the Related Persons Policy provides that the Audit Committee shall review the material facts of all transactions with related persons and either approve or disapprove of the transaction. Under the Related Persons Policy, transactions covered include transactions involving (i) the Company or a subsidiary, (ii) amounts in excess of $100,000 and (iii) a Related Person (a term that includes executive officers,  directors, holders of 5% or more of the Company’s stock and immediate family members of the foregoing). The Audit Committee will determine whether the terms of a covered transaction are fair to the Company and no less favorable to the Company than would be generally available absent the relationship with the counterparty, whether there are business reasons for the transaction, whether the transaction impairs the independence of an outside director,  whether the transaction would represent an improper conflict of interest, and whether the transaction is material, among other considerations. In the event that prior approval is not feasible, the Related Persons Policy provides that a transaction may be ratified by the Audit Committee as soon as reasonably practicable following the date of the transaction. The Related Persons Policy is intended to supplement, and not supersede, our existing policies and procedures with respect to transactions with related persons. In 2006 there were no new transactions with related persons which required the review of our Audit Committee.

We sublease space to Schooner, which is controlled by Vincent J. Ryan, one of our directors, for its corporate headquarters in Boston, Massachusetts. Rent is equal, on a per-square-foot basis, to rent that we pay for the space. For the year ended December 31, 2006, Schooner paid rent to us totaling $167,000. We lease three facilities from a trust of which Neal Goldman, Vice President, Business Development for Iron Mountain Information Management, Inc. is the beneficiary. Our aggregate rental payment for such facilities during 2006 was $1,113,000.

We own approximately 20% of a joint venture providing information management and storage services in Poland. Our two partners in the joint venture each own approximately 40% of the joint venture, and Schooner owns approximately 50% of one of these partners. The transaction pursuant to which we entered the joint venture was approved by our independent directors.

The Company paid compensation of $315,867 to Mr. T. Anthony Ryan. Mr. Ryan is Senior Vice President, Real Estate, of the Company and is the brother of Vincent J. Ryan, a director of the Company. The Company believes that the terms of Mr. Ryan’s employment are no less favorable to it than would be negotiable with an unrelated third party.

Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

The Audit Committee has reviewed and discussed with the independent registered public accounting firm and management the plan and results of the auditing engagement and the audited financial statements for the fiscal year ended December 31, 2006. The Audit Committee has reviewed with management the scope and nature of the Company’s internal auditing controls and has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended), Communications With Audit Committee. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was acceptable at this time.

The Audit Committee has reported to the Board its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Commission on March 1, 2007. The Audit Committee has approved the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE
CONSTANTIN R. BODEN, Chairman
ARTHUR D. LITTLE
KENT P. DAUTEN

Independent Registered Public Accounting Firm

The Company has submitted the selection of the Company’s independent registered public accounting firm to a stockholder vote, as set forth in Item 2 above.

The Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no audit or nonaudit services may be undertaken by our independent registered public accounting firm unless the engagement is specifically pre-approved by the Audit Committee. The Audit Committee may delegate to one or more members the authority to grant the pre-approvals required by this paragraph. The decisions of any member to whom authority is delegated to pre-approve an activity under this paragraph must be presented to the full Audit Committee at each of its scheduled meetings.

The fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, or collectively, Deloitte, to us for the fiscal year ended December 31, 2005 and December 31, 2006 were as follows:

	FY 2005	FY 2006
Audit Fees	$3,016,000	$3,997,000
Audit-Related Fees(1)	$107,000	$112,000
Tax Fees(2)	$307,000	$336,000
Subtotal	3,430,000	$4,445,000
All Other Fees(3)	$83,000	$—
Deloitte & Touche LLP Total Fees	$3,513,000	$4,445,000

(1)          Audit Related Fees include benefit plan audits and due diligence.

(2)          Tax Fees include tax compliance work and foreign jurisdiction tax consulting.

(3)          All Other Fees in 2005 included consultations and related services and other miscellaneous services.

The Audit Committee will not approve engagements of our independent registered public accounting firm to perform nonaudit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, the Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

The total fees billed to us from Deloitte for services in 2005 and 2006 are set forth above. The Audit Committee approved the engagement of Deloitte to provide nonaudit services because they determined that Deloitte’s providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that they were not required to file a Form 5, the Company believes that, during the fiscal year ended December 31, 2006, the Company’s executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements applicable to such persons, except that Mr. Ryan did not timely file a Form 4 with respect to a sale of 225 shares of Common Stock, Mr. Little did not timely file two Form 4s with respect to sales in the aggregate of 7,500 shares of Common Stock and Mr. Duale failed to timely file a Form 3.

Other Matters

The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

Additional Documentation

The Company will furnish without charge to any stockholder, upon written or oral request, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Requests for such documents should be addressed to the Secretary of Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111, telephone number (617) 535-4766.

By Order of the Board of Directors,
GARRY B. WATZKE, Secretary
April 30, 2007

 IRON MOUNTAIN®

April 30, 2007

Dear Stockholder:

It is my pleasure to invite you to Iron Mountain’s 2007 Annual Meeting in Boston, Massachusetts on Thursday, May 24, 2007, at 10:00 a.m., local time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts.

The Annual Report to Stockholders, Notice of Meeting, proxy statement and form of proxy are included herein. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

The vote of every stockholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Please sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

Sincerely,
C. RICHARD REESE
Chairman of the Board and Chief Executive Officer

PROXY

IRON MOUNTAIN INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 24, 2007

10:00 a.m.

One Post Office Square, 21st Floor

Boston, Massachusetts

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. RICHARD REESE and ROBERT T. BRENNAN, and each of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes both of them, or either one if only one be present, to represent and to vote, as designated on the reverse hereof, all the common stock, $0.01 par value per share, of Iron Mountain Incorporated held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual Meeting of Stockholders to be held on May 24, 2007 at 10:00 a.m., local time, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the nominees for Director listed in Proposal 1 and FOR the approval of Proposal 2. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting.

IRON MOUNTAIN INCORPORATED
P.O. BOX 11250
NEW YORK, N.Y. 10203-0250

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Please Sign, Date and Return The Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in blue or black ink.

1.     Election of the following directors:

FOR ALL ☐	WITHHOLD FOR ALL ☐	EXCEPTIONS ☐

Nominees:	(01) Clarke H. Bailey,
(02) Constantin R. Boden,
(03) Kent P. Dauten,
(04) Arthur D. Little,
(05) C. Richard Reese,
(06) Vincent J. Ryan, and
(07) Laurie A. Tucker

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

2.	Ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                  ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT            ☐

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer or if a partnership, please sign in full partnership name by an authorized person.

Date	Stockholder sign here	Co-Owner sign here